                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                      THE ALPINE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of security to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412

August 12, 1998

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Alpine Group, Inc. (the "Company"), a Delaware corporation, to be held on Wednesday, September 16, 1998 at 12:00 p.m., local time, at The Lotos Club, 5 East 66th Street, New York, New York.

At this meeting, you will be asked to consider and vote upon the election of three directors of the Company and the ratification of the appointment of Arthur Andersen LLP as the Company's independent certified public accountants.

YOUR VOTE IS IMPORTANT. The Board of Directors appreciates and encourages stockholder participation in the Company's affairs and cordially invites you to attend the meeting in person. It is important in any event that your shares be represented and we ask that you sign, date and mail the enclosed proxy card in the envelope provided at your earliest convenience.

We sincerely thank you for your support.

Very truly yours,

Steven S. Elbaum
CHAIRMAN OF THE BOARD AND
CHIEF EXECUTIVE OFFICER

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 16, 1998

To the Stockholders of The Alpine Group, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Alpine Group, Inc. (the "Company"), a Delaware corporation, will be held on September 16, 1998 at 12:00 p.m., local time, at The Lotos Club, 5 East 66th Street, New York, New York, for the purposes of considering and voting upon the following matters, as more fully described in the attached Proxy Statement:

        1.  To elect three directors of the Company;

        2. To ratify the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company; and

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 20, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,
Stewart H. Wahrsager
SECRETARY
August 12, 1998

         YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE MARK, DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE ENCLOSED (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) SO THAT YOUR VOTE CAN BE RECORDED.

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 16, 1998

    This Proxy Statement is being furnished to the stockholders of The Alpine Group, Inc. (the "Company") in connection with the solicitation of proxies, in the accompanying form, by the Company for use at the Annual Meeting of Stockholders to be held at 12:00 p.m., local time, on September 16, 1998 at The Lotos Club, 5 East 66th Street, New York, New York and at any and all adjournments or postponements thereof.

    The stockholders of record at the close of business on July 20, 1998 will be entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof. As of August 4, 1998, there were issued and outstanding 17,093,786 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), and 250 shares of the Company's 9% Cumulative Convertible Senior Preferred Stock, par value $1.00 per share (the "9% Preferred Stock"), the only classes of voting securities outstanding. Each stockholder of record will be entitled to one vote for each share of Common Stock and 100 votes for each share of 9% Preferred Stock registered in his or her name on the record date. The holders of the Common Stock and the 9% Preferred Stock will vote together as a class on all matters presented at the meeting. A majority of all the outstanding shares of the Common Stock constitutes a quorum and is required to be present in person or by proxy to conduct business at the meeting.

    Stockholders may revoke the authority granted by their executed proxies at any time prior to their use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Solicitation of proxies will be made chiefly through the mails, but additional solicitation may be made by telephone or telegram by the officers or regular employees of the Company (who will not be specifically compensated for such services). The Company may also enlist the aid of brokerage houses or the Company's transfer agent in soliciting proxies, and the Company will reimburse them for their reasonable expenses. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company. This proxy statement and accompanying form of proxy are being mailed to stockholders on or about August 12, 1998.

    Shares of the Common Stock and the 9% Preferred Stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. It is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote all proxies received by them in favor of the three nominees named herein for election as directors and in favor of the ratification of the appointment of Arthur Andersen LLP as the independent public accountants of the Company. The Board of Directors does not know of any other matters which may be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

    If a quorum is present at the meeting, those nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company. Abstentions from voting on a proposal will have the effect of a "no" vote. Broker non-votes are not considered shares present, are not entitled to vote and therefore will not affect the outcome of the vote on a proposal.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

    The following table contains information as of August 4, 1998 regarding the number of shares of Common Stock beneficially owned by (i) each person known to the Company to have beneficial ownership of more than five percent thereof, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table herein, and (iv) all directors and executive officers as a group. The information contained herein is based on information provided by such beneficial holders to the Company.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

                                                                                              COMMON STOCK
                                                                                      -----------------------------
                                                                                      NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                    SHARES    PERCENT OF CLASS
------------------------------------------------------------------------------------  ----------  -----------------
Steven S. Elbaum....................................................................   1,980,050(1)          11.1%
  1790 Broadway
  New York, NY 10019-1412

Heartland Advisors, Inc.............................................................   1,767,500(2)          10.3
  790 North Milwaukee Street
  Milwaukee, WI 53202

Alexandra Investment Management, Ltd................................................   1,380,191(3)           8.1
  237 Park Avenue
  Ninth Floor
  New York, NY 10017

Craig A. Drill......................................................................   1,116,300(4)           6.5
  c/o Craig Drill Capital L.P.
  767 Fifth Avenue
  New York, NY 10153

Bragi F. Schut......................................................................     640,832(5)           3.7

Kenneth G. Byers, Jr................................................................     526,202(6)           3.1

James R. Kanely.....................................................................     313,296(7)           1.8

David S. Aldridge...................................................................     297,164(8)           1.7

John C. Jansing.....................................................................     201,836(9)           1.2

Stephen M. Johnson..................................................................     129,800 10)         *

Stewart H. Wahrsager................................................................      87,221 11)         *

Randolph Harrison...................................................................      55,877          *

Ernest C. Janson, Jr................................................................      26,000          *

All directors and executive officers as a group.....................................   4,250,767 12)          23.0

------------------------

*   Less than one percent

(1) Includes (i) 1,262 shares owned by Mr. Elbaum's wife as custodian for their minor son, as to which shares Mr. Elbaum disclaims beneficial ownership,
    (ii) 45,000 shares held by the The Elbaum Family Foundation, Inc., a not-for-profit charitable foundation of which Mr. Elbaum is a trustee, as to which shares Mr. Elbaum disclaims beneficial ownership and (iii) 699,632 shares issuable upon exercise of certain stock options.

(2) Based upon a Schedule 13-G, Amendment No. 2, filed with the Securities and Exchange Commission on or about January 27, 1998.

(3) Based upon a Schedule 13-D, Amendment No. 1, filed with the Securities and Exchange Commission on or about November 26, 1997. In addition, Mikhail A. Filimonov, the Chairman, Chief Executive Officer and Chief Investment Officer of such entity, and Dimitri Sogoloff, the Chief Operations Officer of such entity, may be deemed to be the beneficial owners of such shares by reason of their power to direct the voting and disposition of such shares.

(4) Based upon a Schedule 13-D, Amendment No. 2, filed with the Securities and Exchange Commission on or about December 11, 1997. Each of Craig A. Drill, Craig Drill Capital, L.L.C. and Craig Drill Capital L.P. shares the power to vote and dispose of such shares.

(5) Includes (i) 3,450 shares owned by Mr. Schut's wife, as to which shares Mr. Schut disclaims beneficial ownership and (ii) 249,340 shares issuable upon exercise of certain stock options.

(6) Includes 39,409 shares owned by Byers Engineering Company, of which Mr. Byers is the president and sole shareholder.

(7) Includes (i) 122,011 shares issuable upon exercise of certain stock options,
    (ii) 6,260 shares held in Superior Telecommunications Inc. 401(k) Plan and
    (iii) 138 shares owned by Mr. Kanely's wife, as to which shares Mr. Kanely disclaims beneficial ownership.

(8) Includes (i) 192,404 shares issuable upon exercise of certain stock options and (ii) 4,042 shares held in Superior Telecommunications Inc. 401(k) Plan.

(9) Includes 30,503 shares issuable upon exercise of certain stock options.

(10) Includes 99,800 shares issuable upon exercise of certain stock options.

(11) Includes (i) 31,221 shares issuable upon exercise of certain stock options and (ii) 45,000 shares held by The Elbaum Family Foundation, Inc., a not-for-profit charitable foundation of which Mr. Wahrsager is a trustee, as to which shares Mr. Wahrsager disclaims beneficial ownership.

(12) Includes (i) 1,424,911 shares issuable upon exercise of certain stock options and (ii) 60,152 shares as to which the officers and directors disclaim beneficial ownership.

    All of the 250 issued and outstanding shares of the 9% Preferred Stock are held by Patrick W. Allender, 5 Holly Leaf Court, Bethesda, MD 20817.

                       PROPOSAL I: ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of three classes of directors, with terms expiring in successive years. Three current directors, Steven S. Elbaum, James R. Kanely and Bragi F. Schut, have been nominated for reelection with terms to expire in 2001. The terms of the remaining four current directors expire in 1999 (Mr. Jansing) and 2000 (Messrs. Byers, Jr., Harrison and Janson, Jr.). Gene E. Lewis resigned as a director of the Company effective July 21, 1998.

    It is the intention of each of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of each of the three nominees. In case any of the nominees is unable or declines to serve, such persons named in the accompanying form of proxy reserve the right to vote the shares represented by such proxy for another person duly nominated by the Board in his stead or, if no other person is nominated, to vote such shares only for the remaining nominee(s). The Board has no reason to believe that any person named will be unable or will decline to serve.

INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

                                          YEAR
                                          FIRST
                                         ELECTED
NAME                          AGE       DIRECTOR            POSITION WITH THE COMPANY AND OTHER BUSINESS EXPERIENCE
------------------------      ---      -----------  -----------------------------------------------------------------------
Kenneth G. Byers, Jr.             55         1993   President and sole shareholder of Byers Engineering Company, a telecommunications technical services firm, for more than the past five years.

Steven S. Elbaum                  49         1980   Chairman of the Board of Directors and Chief Executive Officer of the
                                                    Company since 1984; Chairman of the Board of Directors of Superior
                                                    TeleCom Inc., the Company's 50.1% owned subsidiary, Cables of Zion
                                                    United Works, Ltd., an Israel-based, publicly traded wire and cable manufacturer and Superior TeleCom Inc.'s 51% owned subsidiary, and
                                                    PolyVision Corporation, an information display company; a director of
                                                    Interim Services, Inc., a provider of value added staffing and health care services.

Randolph Harrison                 66         1980   Private investor and consultant to Poten & Partners, Inc., an energy and shipping industry consulting firm.

John C. Jansing                   72         1978   Private investor; a director of Vestaur Securities, Inc. and 14 Lord
                                                    Abbett mutual funds.

Ernest C. Janson, Jr.             75         1987   A partner with Coopers & Lybrand LLP, independent public accountants, until his retirement in 1985.

James R. Kanely                   57         1993   Private investor; President and Chief Operating Officer of the Company
                                                    from November 1993 to October 1995; prior thereto, President of
                                                    Superior TeleTec Inc.

Bragi F. Schut                    57         1983   Executive Vice President of the Company since 1986; a director of
                                                    Superior TeleCom Inc., Cables of Zion United Works, Ltd. and PolyVision
                                                    Corporation.

BOARD AND COMMITTEE MEETINGS

    During the fiscal year ended April 30, 1998, the Board of Directors held four meetings. Each member of the Board attended at least 75% of the meetings of the Board and meetings of any committees of the Board on which he served that were held during the time he served.

    The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee, and no other committees.

    The present members of the Compensation Committee are Messrs. Harrison, Jansing and Janson, Jr. The principal functions of the Compensation Committee are to administer the Company's 1987 Long-Term Equity Incentive Plan, 1984 Restricted Stock Plan, Employee Stock Purchase Plan and the 1997 Stock Option Plan, and, on behalf of the Board of Directors, to review current and proposed employment arrangements with existing and prospective senior management employees and to review and determine matters pertaining to base and incentive compensation for the Chief Executive Officer and other senior management employees. The Compensation Committee is advised periodically by Hewitt Associates, a nationally recognized, independent compensation and benefits consulting firm. During the fiscal year ended April 30, 1998, the Compensation Committee had one meeting.

    The present members of the Audit Committee are Messrs. Byers, Jr. and Janson, Jr. The Audit Committee's principal functions are to review the Company's annual and periodic financial statements, to examine and consider matters relating to the administration and audit of the Company's accounts and its financial affairs, to recommend the employment of outside auditors and to meet with the Company's personnel as it deems appropriate to carry out its functions. The Audit Committee met twice during the fiscal year ended April 30, 1998.

VOTE REQUIRED

    THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF THE COMMON STOCK AND 9% PREFERRED STOCK VOTE FOR THE THREE NOMINEES LISTED ABOVE. Their election will require a plurality of the votes cast by holders of the Common Stock and 9% Preferred Stock present in person or represented by proxy and entitled to vote, voting together as a single class.

                                   MANAGEMENT

EXECUTIVE OFFICERS

    Set forth below is certain information regarding the executive officers of the Company, each of whom serves at the discretion of the Board of Directors.

NAME                                     AGE             POSITION WITH THE COMPANY AND OTHER BUSINESS EXPERIENCE
-----------------------------------      ---      ----------------------------------------------------------------------
Steven S. Elbaum                             49   Chairman of the Board of Directors and Chief Executive Officer since
                                                  1984, Chairman of the Board, President and Chief Executive Officer of
                                                  Superior TeleCom Inc. since 1996.

Bragi F. Schut                               57   Executive Vice President since 1986.

Stephen M. Johnson                           49   Executive Vice President and Chief Operating Officer since November
                                                  1995. President of Premier Refractories Inc. (a subsidiary of the
                                                  Company) from April 1994 through October 1995. From January 1994 to
                                                  April 1994, he was an independent consultant. President of Climax
                                                  Metals Company, a minerals mining and chemical subsidiary of Amax,
                                                  Inc., from 1987 through 1993.

David S. Aldridge                            44   Chief Financial Officer since November 1993 and Treasurer since
                                                  January 1994. Chief Financial Officer and Treasurer of Superior
                                                  TeleCom Inc. since 1996. Prior to 1994, he was Chief Financial Officer of Superior TeleTec Inc. until its merger with and into the Company in
                                                  November 1993.

Stewart H. Wahrsager                         49   Senior Vice President, General Counsel and Secretary since January
                                                  1996 and Secretary of Superior TeleCom Inc. since 1996. Prior thereto he was a partner in the New York law firm of Rubin Baum Levin Constant
                                                  & Friedman.

EXECUTIVE COMPENSATION

    The following table sets forth certain information during each of the Company's three fiscal years ended each of April 30, 1996, April 30, 1997 and April 30, 1998 with respect to compensation earned by or paid to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                 ANNUAL COMPENSATION (1)            COMPENSATION AWARDS
                                           -----------------------------------  ----------------------------
                                FISCAL                           OTHER ANNUAL   RESTRICTED
NAME AND PRINCIPAL POSITION      YEAR       SALARY      BONUS    COMPENSATION      STOCK      OPTION SHARES   OTHER (10)
----------------------------  -----------  ---------  ---------  -------------  -----------  ---------------  -----------
Steven S. Elbaum............        1998   $ 540,000(2) $ 650,000(5)   $ 134,006(6)               280,350(3)   $  13,043
  Chairman and Chief                1997     433,200(2)   650,000(5)      74,259(6)               347,716(4)       9,271
  Executive Officer                 1996     419,000    261,700(5)     114,532(6)                 133,500         10,388
                                                        175,000(7)

Bragi F. Schut..............        1998   $ 270,000  $ 293,000(5)                                 70,200(3)   $  33,425
  Executive Vice President          1997     237,800    293,000(5)                                118,705(4)      31,762
                                    1996     203,000    114,900(5)                                 65,400         33,476
                                                         75,000(7)

Stephen M. Johnson (11).....        1998   $ 312,000  $ 250,000(5)               $ 153,750(9)       27,750(3)  $  14,930
  Executive Vice President          1997     294,000    169,000(5)                                113,800          8,838
  and Chief Operating               1996     145,100    207,600(8)                                 80,300          8,849
  Officer

David S. Aldridge...........        1998   $ 240,000  $ 250,000(5)   $ 119,953(6)                  70,200(3)   $  24,844
  Chief Financial Officer           1997     195,000    252,000(5)      52,500(6)                  57,700         18,185
                                    1996     184,000     90,500(5)      35,305(6)                  65,400         19,413
                                                         60,000(7)

Stewart H. Wahrsager (11)...        1998   $ 178,000  $ 144,400(5)               $  45,000(9)        8,250(3)  $  15,004
  Senior Vice President,            1997     151,000    144,000(5)                                 34,000         14,245
  General Counsel and               1996      50,000     33,700(8)                                 29,833          4,988
  Secretary

------------------------

(1) The aggregate dollar value of all perquisites and other personal benefits, securities or property earned by or paid to any of the named individuals did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus set forth for such individual during any of the last three fiscal years.

(2) Does not include salary of $175,000 and $102,000 paid to Mr. Elbaum by Superior TeleCom Inc. in fiscal 1998 and fiscal 1997, respectively, under his employment agreement with such entity. See "Certain Transactions."

(3) During fiscal 1997, the Company discontinued the use of performance options due to the variable accounting nature of such stock options and the resulting non-cash charges to earnings. In fiscal 1998, for the foregoing reasons and because the historical financial performance of the Company indicated that certain performance targets were likely to be achieved, the Company converted performance options granted to its executive officers in fiscal 1995 and 1996 to non-contingent stock options. All of the other terms of the options remain unchanged, as follows: (i) the options are priced, as to the 1995 tranche, at fair market value, and as to the 1996 tranche, at 150% of fair market value, on the date of their initial grant; (ii) the options vest three years, and expire 10 years, after the date of such grant; and (iii) in light of the Company's likely attainment of the relevant financial performance targets, the options are exercisable for the maximum number of shares issuable under the executive officers' stock option agreements with the Company. See "Compensation Committee Report on Executive Compensation."

(4) Options granted to Messrs. Elbaum and Schut include 183,016 and 61,005 options, respectively, which represent a reissuance of previously issued options which were due to expire during fiscal 1997. The new options are identical to the original options, except that the new options vest over the three-year period commencing on the date of the reissuance.

(5) Includes annual cash incentive bonus payments awarded pursuant to the annual cash incentive bonus program of the Company and discretionary cash bonuses awarded by the Compensation Committee.

(6) Payments to Messrs. Elbaum and Aldridge pursuant to their employment agreements for federal tax consequences upon vesting of certain restricted stock grants.

(7) Bonus payments to Messrs. Elbaum, Schut and Aldridge which, although paid in fiscal 1996, were approved by the Compensation Committee in respect of fiscal 1995 but were deferred and became payable only upon completion of the Company's acquisition of the U.S. and Canadian copper wire and cable business of Alcatel NA Cable Systems, Inc. and Alcatel Canada Wire, Inc., which occurred during fiscal 1996.

(8) Fiscal 1996 bonus payments to Messrs. Johnson and Wahrsager include, in addition to cash incentive bonus payments pursuant to the cash incentive bonus program of the Company prorated for the respective periods of employment of these executives during fiscal 1996, one-time only payments of $125,000 and $15,000, respectively, paid at the time of signing of their respective employment agreements.

(9) The dollar value set forth is based on the closing price per share for the Common Stock on the respective dates of grant.

(10) The amounts set forth include (i) matching contributions made by the Company under defined contribution plans of its subsidiaries, (ii) $11,750 accrued under an unfunded, nonqualified defined benefit plan for the payment of future annuities to Mr. Aldridge and (iii) with respect to Mr. Schut, $23,750 representing the net present value of the vested portion of an annuity the Company has agreed to pay in 15 equal annual installments of $18,900 commencing in the year Mr. Schut reaches age 60.

(11) Messrs. Johnson and Wahrsager joined the Company in November 1995 and January 1996, respectively. Prior to November 1995, and since December 1994, Mr. Johnson served as President and Chief Operating Officer of Adience, Inc., now Premier Refractories Inc., a subsidiary of the Company. Mr. Johnson's compensation during fiscal 1996, as reported in the above table, does not include compensation received as an officer of Premier Refractories Inc.

                       STOCK OPTION GRANTS IN FISCAL 1998

                                                                                                 POTENTIAL REALIZABLE
                                                                                               VALUE (AT ASSUMED ANNUAL
                                        NUMBER OF     % OF TOTAL                                 RATES OF STOCK PRICE
                                       SECURITIES       OPTIONS                                APPRECIATION FOR OPTION
                                       UNDERLYING     GRANTED TO      EXERCISE                          TERM)
                                         OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION   ------------------------
NAME                                   GRANTED (1)    FISCAL 1998      ($/SH)        DATE          5%          10%
-------------------------------------  -----------  ---------------  -----------  -----------  ----------  ------------
Steven S. Elbaum.....................     160,200           27.8%     $   5.125     11/15/05   $  516,338  $  1,308,502
                                          120,150           20.9         $5.625      4/10/06      425,035     1,077,121
Bragi F. Schut.......................      56,100            9.8      $   5.125     11/15/05      180,815       458,221
                                           14,100            2.5         $5.625      4/10/06       49,879       126,404
David S. Aldridge....................      56,100            9.8      $   5.125     11/15/05      180,815       458,221
                                           14,100            2.5         $5.625      4/10/06       49,879       126,404
Stephen M. Johnson...................      27,750            4.8      $   5.625      4/10/06       98,167       248,773
Stewart H. Wahrsager.................       8,250            1.4      $   5.625      4/10/06       29,185        73,960

------------------------

(1) During fiscal 1997, the Company discontinued the use of performance options due to the variable accounting nature of such stock options and the resulting non-cash charges to earnings. In fiscal 1998, for the foregoing reasons and because the historical financial performance of the Company indicated that certain performance targets were likely to be achieved, the Company converted performance options granted to its executive officers in fiscal 1995 and 1996 to non-contingent stock options. All of the other terms of the options remain unchanged, as follows: (i) the options are priced, as to the 1995 tranche, at fair market value, and as to the 1996 tranche, at 150% of fair market value, on the date of their initial grant; (ii) the options vest three years, and expire 10 years, after the date of such grant; and (iii) in light of the Company's likely attainment of the relevant financial performance targets, the options are exercisable for the maximum number of shares issuable under the executive officers' stock option agreements with the Company. See "Compensation Committee Report on Executive Compensation."

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table presents information for the individuals named above as to the exercise of stock options during the fiscal year ended April 30, 1998 and the number of shares underlying, and the value of, unexercised options outstanding at April 30, 1998:

                                                                         NUMBER OF SHARES
                                              EXERCISES DURING              UNDERLYING             VALUE OF UNEXERCISED
                                               THE FISCAL YEAR         UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS (1)
                                           -----------------------  --------------------------  ---------------------------
                                            NUMBER OF
                                             SHARES       VALUE
NAME                                        ACQUIRED     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------------------  -----------  ----------  -----------  -------------  ------------  -------------
Steven S. Elbaum.........................      97,609   $  920,133     464,430        504,555   $  7,745,376   $ 7,669,439
Bragi F. Schut...........................      61,005      575,077     170,605        150,804      2,797,495     2,295,696
Stephen M. Johnson.......................          --           --      73,034        148,816      1,057,003     2,143,213
David S. Aldridge........................      10,000      162,420     140,571        139,800      2,042,240     2,095,566
Stewart H. Wahrsager.....................          --           --      25,721         46,362        376,953       670,123

------------------------

(1) Based on the closing price of $20.81 of the Common Stock on April 30, 1998.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company or otherwise compensated by the Company are entitled to be paid an annual retainer fee of $20,000 per year, together with expenses of attendance, plus $1,000 for each meeting of the Board or of a committee of the Board attended. A non-employee director with at least five years of service also receives, upon reaching age 70 and termination of service to the Company, a retirement benefit of $10,000 per year for 15 years after his retirement, payable to the director or the director's beneficiaries in the event of his death. At the option of each director, his director's fees may be payable in shares of Common Stock (based upon the fair market value of Common Stock at the beginning of each fiscal year). Directors' fees also may be deferred, at the option of each director, pursuant to the Directors' Deferred Compensation Plan and (i) be paid in cash with interest at the prime rate or
(ii) be paid in Common Stock based on stock units accumulated under the plan.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of its executive officers. Pursuant to these agreements, Mr. Elbaum serves as Chairman of the Board and Chief Executive Officer at an annual salary of $540,000, Mr. Johnson serves as Executive Vice President and Chief Operating Officer at an annual salary of $312,000, Mr. Schut serves as Executive Vice President at an annual salary of $270,000, Mr. Aldridge serves as Chief Financial Officer at an annual salary of $240,000 and Mr. Wahrsager serves as Senior Vice President, General Counsel and Secretary at an annual salary of $178,000. The agreements also provide for annual performance-based bonuses, participation in a performance-based, long-term incentive stock option award program, indemnification from any income tax liability arising from the vesting of certain restricted stock awards and certain other benefits, including medical, dental and other insurance benefits. The agreements with Messrs. Elbaum and Schut also provide that they will serve on the Board of Directors of the Company, and Mr. Schut's agreement provides for the annuity described in footnote 10 to the Summary Compensation Table.

    Each employment agreement is for a term ending upon the occurrence of any of the following events: (i) notification by the executive or the Company to the other that he or it desires to terminate the employment agreement; (ii) the death or disability of the executive; (iii) termination by the Company for "cause" and (iv) termination by the executive for "good reason." Generally, if an executive terminates his employment for "good reason," or the Company terminates his employment without cause, the executive is entitled to receive a severance payment equal to one to one and one-half times his annual salary and bonus for the prior year. In the event of termination of employment under other circumstances, including a "change in control" of the Company (which is defined as (i) the acquisition by a person or entity of 20% of the Company's voting securities, (ii) the occurrence of circumstances such that individuals who constituted the Company's Board of Directors as of April 26, 1995 no longer constitute a majority of the Company's Board of Directors, (iii) a transaction involving the sale of all or substantially all of the Company's assets or (iv) certain other business combinations) each executive is entitled to varying benefits described in the employment agreements.

    Each executive officer is a participant in a Senior Executive Retirement Plan ("SERP"). The SERP is an unfunded defined benefit plan. Subject to vesting, each participant will be entitled to an annual retirement benefit upon reaching age 65 equal to 2.5% times his years of credited service (up to a maximum of 20 years), multiplied by his highest average cash compensation during any three consecutive years during the final five years of his employment, less primary social security benefits and certain other retirement benefits paid by the Company and other employers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Randolph Harrison, John C. Jansing and Ernest C. Janson, Jr. served on the Compensation Committee during fiscal 1998. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

    The Compensation Committee is made up of independent outside directors who are neither officers nor employees of the Company or its subsidiaries. The principal functions of the Compensation Committee are to administer the Company's 1987 Long-Term Equity Incentive Plan, 1984 Restricted Stock Plan, Employee Stock Purchase Plan and the 1997 Stock Option Plan, and, on behalf of the Board of Directors, to review current and proposed employment arrangements with existing and prospective senior management employees and to review and determine matters pertaining to base and incentive compensation for the Chief Executive Officer and other senior management employees.

EXECUTIVE COMPENSATION POLICY

    The executive compensation policy is designed to attract and retain highly qualified executive officers, to reinforce strategic performance objectives through the use of incentive compensation programs, and to create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic business planning and implementation. Total compensation is intended to be competitive with that paid to qualified executives of companies which, like the Company, have a strong entrepreneurial business approach.

    There are three components of executive compensation: (i) base salary and employee benefits applicable to all employees; (ii) annual cash incentive awards and (iii) long-term incentive awards.

    The Compensation Committee's approach to base compensation generally has been to offer competitive salaries that are at the 50th percentile level relative to a peer group of companies. It is intended that base salary be a relatively smaller element in the total executive officer compensation and, in recent years, the Company has introduced a more formal program of annual cash incentive and long-term incentive awards. The Compensation Committee examines compensation levels of executives who are employed in similar positions in rapidly growing public companies with similar sales and market capitalizations. The Compensation Committee has obtained the assistance of Hewitt Associates, compensation and benefit consultants to the Company, to develop and approve a compensation program consistent with the foregoing guidelines and emphases.

    Annual cash incentive awards are intended to link executive pay with performance in areas key to the Company's short-term operating objectives and successes consistent with the Company's strategic business plan. The annual cash bonus awards are weighted 75% to the achievement by the Company or its subsidiaries of certain objective performance targets, largely related to return on capital employed, and 25% to a subjective assessment of the individual's job performance. The Compensation Committee establishes financial performance targets for executives prior to the beginning of each fiscal year and can modify such targets based on the effect of external factors, such as additional acquisitions, on the Company's operations. The Compensation Committee considers the input of the Company's Chief Executive Officer when setting goals for other executive officers. Financial performance targets are based upon the Company's historical performance, the business plan for the ensuing fiscal year and longer-term strategic objectives. All performance targets are set above normal expectations of performance.

    With respect to compensation payable for fiscal 1998, the Compensation Committee determined that cash incentive awards are payable to certain of the executive officers of the Company pursuant to their employment agreements. In addition, after consultation with Hewitt Associates, the Compensation Committee determined to pay discretionary cash bonuses in respect of fiscal 1998 to all the executives indicated on the Summary Compensation Table in recognition of the achievements and excellent operating results of the Company during fiscal 1998, including (i) the increase in revenues, EBITDA and earnings per share (before non-recurring gains and charge) by 59%, 57% and 29%, respectively, as compared to fiscal 1997, (ii) the significant increase in the Company's market capitalization during fiscal 1998, (iii) the acquisition of American Premier Holdings, Inc. and its subsidiaries, as a result of which the Company became the fourth largest worldwide manufacturer and supplier of refractory products and services and (iv) Superior TeleCom Inc.'s continued strong operating results, the substantial increase in its market capitalization during fiscal 1998 and the international expansion of its business through the acquisition of a 51% interest in Cables of Zion United Works, Ltd., an Israel-based, publicly traded company.

    The long-term incentive award program is based upon an annual long-term incentive value assigned to each eligible executive, which value (based on the Black-Scholes Option Pricing Model) is allocated to basic direct option grants, which are awarded pursuant to the Company's 1987 Long-Term Equity Incentive Plan and 1997 Stock Option Plan.

    During fiscal 1997, the Company discontinued the use of performance options due to the variable accounting nature of such stock options and the resulting non-cash charges to earnings. In fiscal 1998, for the foregoing reasons and because the historical financial performance of the Company indicated that certain performance targets were likely to be achieved, the Company converted performance options granted to its executive officers in fiscal 1995 and 1996 to non-contingent stock options. All of the other terms of the options remain unchanged, as follows: (i) the options are priced, as to the 1995 tranche, at fair market value, and as to the 1996 tranche, at 150% of fair market value, on the date of their initial grant; (ii) the options vest three years, and expire 10 years, after the date of such grant; and (iii) in light of the Company's likely attainment of the relevant financial performance targets, the options are exercisable for the maximum number of shares issuable under the executive officers' stock option agreements with the Company.

    The Company's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code of 1986, as amended, generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of non-deductible compensation if it deems that it is appropriate.

1998 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

    During fiscal 1998, the Chief Executive Officer of the Company received a base salary in accordance with his employment agreement. In determining the compensation under this agreement, the Compensation Committee considered (i) data from outside studies and proxy materials regarding compensation of chief executive officers at certain comparable companies, (ii) the input of other directors regarding the performance of the Chief Executive Officer and (iii) advice from Hewitt Associates.

    In establishing the total compensation paid to Mr. Elbaum for fiscal 1998, the Compensation Committee considered the fact that Mr. Elbaum had significant responsibilities as an executive officer of Superior TeleCom Inc. and Superior TeleCom Inc.'s subsidiaries. Although Mr. Elbaum devoted a certain amount of time to matters directly related to these other enterprises, the Committee believes his total compensation from the Company for fiscal 1998 was appropriate and reasonable. This judgment is based on the Committee's conclusion that Mr. Elbaum has fully and effectively discharged the responsibilities of his position with the Company to the Company's substantial benefit and on the amounts paid to chief executive officers of other comparable rapidly growing public companies. Moreover, the Committee believes that Mr. Elbaum's strong leadership, guidance and direction to the Company as Chairman of the Board and Chief Executive Officer during fiscal 1998 have contributed to the Company's growth and success during this period.

    A portion of the annual cash bonus awarded to the Chief Executive Officer in fiscal 1998 was granted pursuant to the annual cash incentive provisions of his employment agreement. As described above, this annual cash bonus award is weighted 75% to the achievement by the Company of certain performance objectives, largely related to return on capital employed, and 25% to a subjective assessment of the individual's job performance. The Company achieved excellent operating results in fiscal 1998. With respect to job performance, in the Committee's judgment, the Chief Executive Officer fully satisfied all expectations. A portion of the cash bonus awarded to the Chief Executive Officer in fiscal 1998 was granted by the Compensation Committee as a discretionary bonus in recognition of the Chief Executive Officer's contribution to the extraordinary results and achievements of the Company during fiscal 1998. Overall, the Compensation Committee believes that the Chief Executive Officer is being appropriately compensated in a manner that is consistent with the long-term interests of stockholders.

    The foregoing report is submitted by members of the Compensation Committee.
                                    Randolph Harrison, CHAIRMAN
                                    Ernest C. Janson, Jr.
                                    John C. Jansing

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Standard & Poor's 500 Stock Index, (ii) the Russell 2000 Index and (iii) a peer group of companies with market capitalizations similar to that of the Company. The Company has ceased to compare the cumulative total stockholder return on the Common Stock with that of the American Stock Exchange market value index because, as of October 11, 1996, the Common Stock is no longer traded on such exchange. The Company is changing its broad equity market index from the Standard & Poor's 500 Stock Index to the Russell 2000 Index because the latter index includes companies with market capitalizations more similar to that of the Company and thus provides the most meaningful standard for comparison. In accordance with the rules and regulations of the Securities and Exchange Commission, both of these broad equity market indices are included in the performance graph for this fiscal year but, in future years, the Standard & Poor's 500 Stock Index will no longer be included. The Company compares its stockholder return on the Common Stock with that of issuers with similar market capitalizations because it cannot reasonably identify a peer group engaged in the same lines of business as the Company. The returns of each of the peer group of companies are weighted on a market capitalization basis at the time of each registered data point. The peer group includes the following companies: Dime Community Bancorp, Inc.; Dura Automotive Systems Inc.; Handleman Company; InterDigital Communications; Intersolv, Inc.; Party City Corp.; Plains Resources, Inc.; Sovran Self Storage, Inc.; Veeco Instruments, Inc.; and Ventana Medical Systems, Inc.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 RESEARCH DATA GROUP, INC.              TOTAL RETURN - DATA SUMMARY

AGI                                                                              Cumulative Total Return
                                                                           4/93                     4/94       4/95       4/96
THE ALPINE GROUP, INC.                                                      100                       54         42         50
PEER GROUP                                                                  100                       84        100         93
S & P 500                                                                   100                      105        124        161
RUSSELL 2000                                                                100                      115        123        164

 RESEARCH DATA GROUP, INC.
AGI
                                  4/97       4/98
THE ALPINE GROUP, INC.             102        229
PEER GROUP                          86        140
S & P 500                          202        284
RUSSELL 2000                       164        233

CERTAIN TRANSACTIONS

    As of July 15, 1998, the Compensation Committee determined that a $300,000 loan (which bears interest at the prime rate plus one-half percentage point) made by the Company in June 1987 to Steven S. Elbaum, Chairman of the Board and Chief Executive Officer of the Company, to finance Mr. Elbaum's exercise of certain stock options, would be forgiven over a period of four years, provided that if Mr. Elbaum voluntarily ceases his employment with the Company at any time during such period, the then outstanding balance of the loan would be immediately due and payable. Mr. Elbaum will pay all taxes relating to any cancellation of indebtedness income arising out of the forgiveness of the loan. In addition, as of April 30, 1998, Mr. Elbaum owed the Company approximately $14,000, which indebtedness bears interest at the prime rate.

    Pursuant to their employment agreements with the Company, Steven S. Elbaum, Bragi F. Schut and Stephen M. Johnson were advanced by the Company approximately $398,000, $105,000 and $79,000, respectively, in respect of the tax consequences of certain restricted stock awards. The indebtedness, which was outstanding as of April 30, 1998, bears interest at the rate of 5.57%.

    On October 2, 1996, in connection with a reorganization of its subsidiaries, the Company entered into an agreement (as amended and extended to date, the "Services Agreement") with Superior TeleCom Inc., the Company's 50.1% owned subsidiary. Pursuant to the Services Agreement, the Company provides certain financial, audit and accounting, corporate finance and strategic planning, legal, treasury, insurance and administrative services to Superior TeleCom Inc. for a per annum fee of $2.7 million, in addition to reimbursement of incidental costs and expenses incurred in connection with the Company's provision of such services. Such annual fee is estimated to reflect commercially reasonable costs for the services provided.

    In connection with the foregoing reorganization, Superior TeleCom Inc. also entered into an employment agreement with Steven Elbaum, the Chairman of the Board and Chief Executive Officer of the Company, which provides for Mr. Elbaum to provide his services as Chairman of the Board, President and Chief Executive Officer of Superior TeleCom Inc. for an indefinite term at an annual base salary of $175,000, as adjusted annually for increases in the Consumer Price Index, and an annual bonus payable at the discretion of the Board of Directors of Superior TeleCom Inc. Mr. Elbaum's employment agreement with Superior TeleCom Inc. contains customary terms and provisions with respect to termination and other matters. See "Compensation Committee Report on Executive Compensation" above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on a review of the reports and representations furnished to the Company during the last fiscal year, the Company believes that each of the persons required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), was in compliance with all applicable filing requirements with respect to the Company's most recent fiscal year, except that Mr. Kanely failed to file on a timely basis one report required by Section 16(a) of the Exchange Act relating to three transactions. These transactions related to three open market sales of the Common Stock by Mr. Kanely in June 1997.

        PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the books and records of the Company for the current fiscal year. The affirmative vote of the holders of a majority in voting power of the shares of the Common Stock and the 9% Preferred Stock present, or represented, and entitled to vote at the meeting, voting as a single class, will be required to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE PROPOSAL TO RATIFY SUCH APPOINTMENT.

    Representatives of Arthur Andersen LLP are expected to be available at the meeting of stockholders to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

                                 OTHER MATTERS

    The Company's Board of Directors does not know of any other matters which may be brought before the meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                                 MISCELLANEOUS

    It is important that proxies be returned promptly. Stockholders who do not expect to attend the meeting in person are urged to mark, sign and date the accompanying proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company by April 30, 1999 in order to be considered for inclusion in the Company's proxy statement relating to such meeting.

                                          By Order of the Board of Directors,

                                          Stewart H. Wahrsager

                                          SECRETARY

New York, New York

August 12, 1998

                             THE ALPINE GROUP, INC.
                                 1790 BROADWAY
                         NEW YORK, NEW YORK 10019-1412

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Steven S. Elbaum, Bragi F. Schut and Stewart
H. Wahrsager and each of them, as Proxies each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all of the shares of Capital Stock of The Alpine Group, Inc. (the "Company") held of record by the undersigned on July 20, 1998 at the Annual Meeting of Stockholders to be held on September 16, 1998 or any adjournments or postponements thereof.

1. ELECTION OF THREE DIRECTORS
   Nominees: Steven S. Elbaum, James R. Kanely and Bragi F. Schut

   STOCKHOLDERS MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY DRAWING A LINE THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE. ANY PROXY EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

   / / GRANT authority to vote for the three nominees          / / WITHHOLD
   authority to vote for the three nominees

2. Ratification of the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Authority to vote in their discretion on such other business as may properly come before the meeting

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for each of the proposals named above.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.
                                             Dated _______________________, 1998
                                             ___________________________________

                                                         (Signature)
                                             ___________________________________

                                                 (Signature if held jointly)
                                             ___________________________________

                                                    (Title if applicable)

                                             Please sign exactly as name appears
                                             hereon. When shares are held by
                                             joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by president or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.